Exhibit 99.1
PlanetOut Provides Update on First Quarter 2007 Results
SAN FRANCISCO, April 25, 2007 — PlanetOut Inc. (Nasdaq: LGBT), the leading media and entertainment company exclusively focused on the gay and lesbian market, today provided an update on its expected results for the first quarter ended March 31, 2007.
Total revenue for the first quarter of 2007 is expected to be in the range of $16-17 million. The primary factors impacting total revenue in the first quarter were:
•	Greater than expected cabin discounting of the RSVP Caribbean cruise due primarily to the late initiation of marketing activity for the event
•	Online ad sales were lower than expected due primarily to delays in hiring
•	An advertising sales shortfall in our print properties as a result of lower than expected ad page counts
In addition, the company also incurred one time severance charges related to executive transitions during the first quarter of 2007 of approximately $0.6 million.
The company will hold a conference call to discuss its first quarter 2007 financial results on Wednesday, May 9, 2007, at 2:30 p.m. PT. At that time, management will provide detailed financial results as well as an updated outlook for 2007.
Forward-Looking Statements
In addition to the historical information contained herein, this press release contains forward-looking statements, including statements regarding PlanetOut’s anticipated future growth and financial performance, product enhancements and technology initiatives, as well as statements containing the words “believes,” “anticipates,” “expects,” and similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, the company’s limited operating history and variability of operating results; the company’s ability to attract and retain subscribers and advertisers; timing and success of cruises, events and product launches; and the company’s dependence on technology infrastructure and the Internet. Additional information concerning factors that could affect PlanetOut’s future business and financial results is included in the company’s Annual Report on Form 10-K for the year ended December 31, 2006, and other public filings filed from time to time with the Securities and Exchange Commission (SEC), which are available at the SEC’s website at www.sec.gov. All such forward-looking statements are current only as of the date on which such statements were made. PlanetOut does not undertake any obligation to publicly update any forward-looking statement to reflect events or circumstances after the date on which any such statement is made or to reflect the occurrence of unanticipated events.

About PlanetOut Inc.
PlanetOut Inc. is the leading global media and entertainment company exclusively serving the lesbian, gay, bisexual and transgender (LGBT) community.
PlanetOut’s digital media brands include Gay.com, PlanetOut.com, Advocate.com, Out.com, OutTraveler.com and HIVPlusMag.com, as well as localized versions of the Gay.com site in English, French, German, Italian, Portuguese and Spanish. PlanetOut print media brands, published by LPI, include The Advocate, Out, The Out Traveler and HIVPlus, as well as SpecPub, Inc. titles. Transaction services brands include e-commerce Web sites Kleptomaniac.com and BuyGay.com, travel and events marketer RSVP Vacations, and book publisher Alyson Publications, among others.
PlanetOut, based in San Francisco with additional offices in New York, Los Angeles, Minneapolis, London and Buenos Aires, offers Global 1000 and local advertisers access to what it believes to be the most extensive multi-channel, multi-platform network of gay and lesbian people in the world. For more information, please visit www.planetoutinc.com.
Contact:
Dan Miller
PlanetOut Inc.
415-834-6473
daniel.miller@planetoutinc.com